EXHIBIT 99.1

           VCA ANTECH ANNOUNCES REFINANCING OF SENIOR CREDIT FACILITY

     LOS ANGELES, CA, AUGUST 30, 2002 - VCA ANTECH, INC. (NASDAQ NM SYMBOL:
WOOF) announced today that it successfully refinanced its senior credit facility. The $143.1 million of total outstanding Term A Debt and Term B Debt was replaced with new Term C Debt in an equal amount, with a 63 basis point reduction in the weighted average interest rate. For the next twelve months, the reduction in rate will result in a net annual pre-tax savings of approximately $900,000 in interest expense.

     The Company is evaluating the carrying value of the deferred financing costs related to the Term A and B Debt currently on its balance sheet as a result of this transaction.

     Bob Antin, Chairman and CEO, stated, "I am pleased that, as a result of our better than expected performance and our improved balance sheet and reduced leverage, we were able to successfully complete this refinancing. In addition to lowering our future interest expense, the new scheduled payments on the Term C Debt are significantly lower than the Term A and B payments, which will provide an additional source of liquidity for the Company."

                            DETAIL OF REFINANCED DEBT

                                 RETIRED DEBT               NEW DEBT
                             --------------------     --------------------
        DESCRIPTION          BALANCE       RATE       BALANCE       RATE
        -----------          -------      -------     -------      -------
        Term A Debt          $  22.6      L +300          -            -
        Term B Debt          $ 120.5      L +375          -            -
        Term C Debt               -          -         $143.1       L +300

        Revolver (unused)    $  50.0      L +300       $ 50.0       L +300


     Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain gross revenue at a level necessary to maintain expected gross profit margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Forms 10-K, 10Q and 8-K and the reader is directed to these reports for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA ANTECH, INC. owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.